Exhibit 10.23

Windsor Energy Group L.L.C./Diamondback Energy Services

Stimulation Services Agreement

March 5, 2008	“Confidential”

Mr. Bob Carter

Chief Executive Officer/President

Windsor Energy Group, L.L.C.

14301 Caliber Drive

Suite 300

Oklahoma City, OK 73134

RE:	Partnering Agreement

Dear Bob,

This letter will document an agreement under which Diamondback Pumping Services will be a non-exclusive provider of “Stimulation Services” to Windsor Energy Group, L.L.C. (“Windsor”) on a “first call” basis, for the 2008 year with the option to renew for one (1) additional year. The service area will be the Windsor operated wells in West Texas.

•	Term of the agreement will be from March 1, 2008 through December 31, 2008.
•	Anticipated project will be 45 new wells and 10-12 workovers.
•	Service Quality shall meet Windsor’s expectations in fulfilling this contract.
•	Provided, however, that either party hereto may terminate this agreement without cause upon 30 days written notice to the other.
•	Discount for Stimulation Services will be based upon Diamondback’s current book price. This pricing will remain competitive with other area Diamondback customers.
•

Both parties will negotiate in good faith extraordinary price increases or decreases that might occur from time to time for such items as proppants, gel, and fuel to reflect market price changes for such commodities.

•

An example West Texas job is detailed in the attached schedule (Appendix I) and is priced at a competitive price. The discount quoted herein exclude taxes, license fees, third party charges, fees related to materials used in the Windsor operated wells, and similar pass-through items, assuming the account will remain current per Diamondback’s credit terms under this agreement (net 30 days).

•

The pricing will exclude third party charges and well operations, which would require the execution of a Hazardous Work Contract (i.e., well control/intervention situations up to and including blowouts).

•	Third party items will be at cost plus 25% with supporting documentation.
•	The stimulation discount does not apply to proprietary technology.

•

Services performed by Diamondback will be subject to the terms and conditions of Windsor’s standard Master Service and Supply Agreement (“MSSA”). In the event of a conflict between the terms and conditions in this letter and those of the MSSA, the terms and conditions in the MSSA shall prevail.

Diamondback is excited about Windsor’s new development project and entering into this Stimulation Services Agreement with you. We know this new business relationship will be beneficial and successful for both parties.

If you are in agreement with the aforementioned terms, please execute below.

Sincerely,

/s/ JAY KACKLEY

Jay Kackley

VP of Sales and Marketing

Diamondback Energy Services

Agreed to and accepted this 5th day of March, 2008.

By:	/s/ BOB CARTER

Title:	CEO/President
Windsor Energy

Attachment: Example Job Pricing